Exhibit 99.1
JLL Income Property Trust

Acquires Luxury Apartment Community in Suburban Portland

Chicago (March 14, 2024) – JLL Income Property Trust, an institutionally-managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $7 billion in portfolio equity and debt investment assets, announced today the acquisition of Creekview Crossing, a class-A 183-unit apartment community located in the suburban Portland market of Sherwood, OR. The purchase price was approximately $61 million and includes the assumption of an in-place $26 million mortgage loan, which has an attractive below-market interest rate of 3.09%.

“Supported by strong fundamentals and demographic tailwinds, the residential sector is one of our highest conviction property sectors, producing inflation-hedging rental growth that we believe will be a stable and growing source of income for our stockholders,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “Creekview Crossing’s desirable location in an affluent suburban area with high barriers to entry make this acquisition an outstanding addition to our already substantial residential portfolio allocation of more than $2.7 billion of apartment communities and single-family rentals.”

“This is an extremely attractive investing environment,” continued Swaringen. “While property fundamentals in real estate remain strong, valuations are at a more attractive entry point that should produce long-term value for our portfolio, as signs are pointing to the start of a new market cycle.”

Constructed in 2009, Creekview Crossing offers spacious garden-style and townhome features with outstanding amenities designed to appeal to residents of the upscale suburban area of Sherwood. Located approximately 12 miles from downtown Portland, Sherwood is home to a diverse base of economic drivers, including advanced manufacturing, healthcare and business services. Sherwood has also seen strong population growth, attributable to its connectivity to the greater Portland metro area, proximity to the region’s employer base, and limited rental alternatives. In fact, there has only been one apartment community built in the area since 2010, creating strong demand for existing rental options like Creekview Crossing. The highly regarded Sherwood School District also attracts many residents, with a ranking of fourth out of 160 school districts in Oregon.

For these reasons, suburban Portland is considered an overweight apartment market by LaSalle Research & Strategy’s target market analysis. Additionally, Oregon’s Urban Growth Boundary restricts urban sprawl and limits new competitive development – an advantage to existing owners of properties.

“Our unique UPREIT structure along with our diversified portfolio and daily valuation were attractive to a portion of the selling group who chose to contribute this property in exchange for interests in our operating partnership rather than selling for cash,” said Swaringen. “This provided half of the ownership group a tax efficient sale with the benefit of long-term estate planning while allowing JLL Income Property Trust to make a strategic acquisition with a significantly reduced cash outlay.”

Swaringen added: “Our ability to provide customized outcomes for property sellers gives us a strong advantage as buyers in the current marketplace. Further, as an attractive borrower in this challenged lending environment, working through the assumption of this below-market loan should benefit our stockholders for the remaining 31-year life of the loan.”

This investment brings JLL Income Property Trust’s aggregate residential allocation to more than $2.7 billion, or 42 percent of the portfolio, comprised of 28 apartment communities and more than 4,400 single-family rental homes.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $89 billion of assets in private and public real estate property and debt investments as of Q4 2023. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information, please visit www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Matt Schuler
LaSalle Investment Management
Telephone: +1 312 897 4192
Email: matt.schuler@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com